UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 25, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events.

On October 25, 2010, American Savings Bank, F.S.B. (ASB) issued the following news release:

AMERICAN SAVINGS BANK SELECTS RICHARD WACKER AS  PRESIDENT & CHIEF EXECUTIVE OFFICER

HONOLULU — American Savings Bank announced today that Richard Wacker will join the company as President and Chief Executive Officer, effective November 15, 2010. Wacker will also serve as a director of the bank.

“We are pleased to have found someone of Rich’s caliber and credentials to lead American Savings Bank,” said Constance H. Lau, Chairman of the American Savings Bank board and President & Chief Executive Officer of parent company, Hawaiian Electric Industries, Inc.  (NYSE: HE). “Rich’s extensive global banking, financial and operating experience in Asia, Europe and the U.S. will enhance American’s capability to help its customers grow and prosper.  And, while we conducted a nationwide search, the best part was that Rich and his family were already living right here in Hawaii.”

As President & CEO, Wacker will report to Lau and lead the management team of the bank, with responsibility for growing the bank’s business to better serve Hawaii residents and businesses.  Wacker replaces Timothy Schools, former American Savings Bank president, who recently relocated to the mainland.

Wacker currently serves as Chairman of the Board of the Korea Exchange Bank (“KEB”), the fifth largest Korean commercial bank that operates in 22 countries with approximately $90 billion in assets.  Wacker joined KEB in 2004 as Chief Operating Officer, then served as President and CEO of KEB from 2005 to 2009.  He successfully led a rebuilding of the bank following the Asian financial crisis to become one of the healthiest and most competitive Korean banks.  In 2008, Wacker was recognized as one of Korea’s “Most Respected CEOs.”

Wacker also serves as the Chairman of the KEB Foundation, which was established when he was KEB’s CEO as the first social welfare organization in the Korean financial industry.  The KEB Foundation has been recognized as one of the best organizations of its kind in Korea.

Rich and his wife, Eileen, moved with their four children from Seoul, Korea in mid-2007 to make their home here in Honolulu.  Since then Rich has commuted between Honolulu and Seoul.

“I’m excited to be joining the American Savings Bank team, and my family is excited that I’ll have a much shorter commute to work,” Wacker said.  “The American Savings Bank team has done a great job navigating the bank through a difficult environment, and I look forward to contributing to the growth and success of our bank, our customers, and our communities.”

Wacker’s background also includes a 20-year career with General Electric (“GE”) during which he held a wide range of senior leadership positions in the US and Europe, including Vice President of Corporate Investor Communications; Vice President and Chief Financial Officer of GE Capital’s card services unit; General Manager of GE Capital’s audit staff; Chief Financial Officer of GE Capital Fleet Services-Europe and global product management positions with GE Medical Systems-Europe. Wacker earned a B.S. degree in mechanical engineering from the University of Missouri.

Serving Hawaii’s businesses and communities for more than 85 years, American Savings Bank provides a full range of financial products and services, including commercial banking, consumer banking, insurance, and investments. For more information, visit asbhawaii.com.

# # # # #

HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing material and other important information and for complying with its disclosure obligations under SEC Regulation FD. Such disclosures will be included on HEI’s website under the headings “News & Events” and “Financial Information” in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and ASB’s press releases, SEC filings and public conference calls and webcasts. Investors should also refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer of HEI)
Date: October 25, 2010